Exhibit 19.1

CYTRX CORPORATION

STATEMENT OF POLICY ON SECURITIES TRADING

BY COMPANY PERSONNEL

January 2022

Introduction

CytRx Corporation has adopted this Statement of Policy on Securities Trading by Company Personnel (“Policy Statement”) governing securities transactions by employees of CytRx Corporation and its subsidiaries (collectively, with CytRx Corporation, the “Company”).

The Insider Trading and Securities Fraud Enforcement Act (the “Act”) authorizes the Securities and Exchange Commission and the Justice Department to vigorously prosecute insider trading that is based on information acquired in the workplace and imposes substantial penalties on individuals for insider trading. In addition, the Act places direct responsibility on companies to monitor the securities transactions of their employees. Onerous penalties may be assessed against the Company for the insider trading violations of its employees. Accordingly, if the Company does not take active steps to adopt preventive policies and procedures covering securities transactions by Company personnel, the consequences could be severe.

The Company has also adopted this Policy Statement to avoid damage to its reputation for integrity and ethical conduct—an important corporate asset. We have all worked hard over the years to establish a reputation for observing the highest standards of conduct, and even the appearance of improper conduct must be avoided to preserve that reputation.

Consequences of Insider Trading Violations

The civil and criminal penalties for insider trading violations under the Act are as follows:

For individuals who trade on inside information (or who tip information to others):

●	A civil penalty of up to three times the profit gained or loss avoided;

●	A criminal fine (no matter how small the profit) of up to $1 million; and

●	A maximum jail term of ten years.

For the Company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

●	A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and

●	A maximum criminal penalty of $2.5 million.

Moreover, any employee who fails to comply with any of the policies or procedures set forth in this Policy Statement may be disciplined or terminated at the Company’s sole discretion, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even a Securities and Exchange Commission investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

In this regard, every employee is responsible for the actions of his or her immediate family and personal household. Prohibited securities transactions by an employee’s spouse, for example, will have the same consequences as trading initiated directly by the employee.

Prohibited Use of Material Information

If a director, officer, or any employee knows of material nonpublic information relating to the Company, it is our policy that neither that person nor any related person may buy or sell the Company’s securities or engage in any other action to take advantage of, or pass on to others, that information.

In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

For purposes of this Policy Statement, “material information” means any information that a reasonable investor would consider important in a decision to buy, hold, or sell stock of the Company or of any other company. In short, any information is material if it could reasonably affect the price of the stock.

Common examples of information that will frequently be regarded as material are:

●	Projections of future earnings or losses;

●	Earnings that are inconsistent with the consensus expectations of the investment community;

●	News of a pending or proposed merger, acquisition, or similar transaction;

●	News of a significant sale of assets or the disposition of a subsidiary;

●	Changes in dividend policies, the declaration of a stock split, or the offering of additional securities;

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●	Changes in management;

●	Significant new products or discoveries;

●	Impending bankruptcy or financial liquidity problems; and

●	The gain or loss of a substantial licensor or licensee.

Twenty-Twenty Hindsight

If your securities transactions become the subject of investigation, they will be viewed by the Securities and Exchange Commission after the fact with the benefit of hindsight. Therefore, before engaging in any transaction, you may want to consult with your own attorney (in addition to clearing the transaction with the Company’s Chief Executive Officer) and carefully consider how regulators and others might view the transaction in hindsight.

Trading After Public Announcements

It is also Company policy that, except as discussed below under “Preplanned Trading Programs,” no Category I or Category II person (as defined in Annex A), nor anyone related to any such person, may enter into a trade immediately after the Company has publicly announced material information, including earnings releases. Because the Company’s shareholders and the investing public should be allowed time to receive the information and digest it sufficiently, as a general rule such persons should not engage in any transactions until at least one business day after the information has been released. Moreover, because the Company’s press releases are not always reported by the financial press, it may be necessary in certain situations to delay a trade until after the Company’s press release has been mailed to and received by its shareholders.

Stock Option Exercises

The Company’s insider trading policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Preplanned Trading Program

A preplanned trading program, if properly structured and implemented, can be a better way to facilitate trading in the Company’s securities than our regular system of trading windows and black-out periods. The Company, therefore, will permit trading in the Company’s securities under preplanned trading programs that satisfy the requirements of Securities and Exchange Commission Rule 10b5–1 and the policies set forth in this statement.

All preplanned trading program must be pre-cleared and coordinated with the Company as described below under “Pre-Clearance of All Trades by Category I Persons, and “Broker Interface Procedures.” Once the preplanned trading program has been pre-cleared, the actual transactions in the Company’s securities effected pursuant to the program will not require any further clearance as long as there have been no modifications or changes to the program as pre-cleared.

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401(k) Plan.

The Company’s insider trading policy does not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Gifts

A gift of company securities to a family member, charitable organization or any other person by any Category I person (including a transfer to a family trust) should be pre-cleared as described below under “Pre-Clearance of All Trades by Category I Persons”.

Tipping Information to Others

Whether the information is proprietary information about the Company or information that could have an impact on the Company’s stock price, employees must not pass it on to others. The penalties set forth above apply, whether or not you derive any benefit from someone else’s actions. In one case, for example, the Securities and Exchange Commission imposed a $470,000 penalty on a tipper even though he did not profit personally from his tippees’ trading.

This policy also serves the Company’s broader interest in preserving the confidentiality of its proprietary information.

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s securities, it is the Company’s policy that directors, officers, and employees should not engage in any of the following activities with respect to the Company’s securities:

1. Trading on a short-term basis. Any Company securities purchased by an employee in the open market must be held for a minimum of six months and preferably longer. (Note that the Securities and Exchange Commission’s short-swing profit rule requires disgorgement of profits made by officers and directors from selling any Company securities within six months of a purchase. For some of the same policy reasons, we are simply expanding this rule to all employees. However, the rule does not apply to stock option exercises and subsequent sales of the underlying securities, except to the extent required by law for officers and directors.)

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2. Short selling. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. This prohibition extends to so-called short sales against the box, where the employee may own the securities being sold, but may not deliver those securities to cover the sale order.

3. Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy Statement. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

4. Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost dollars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, Category I and Category II Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company Securities.

5. Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Executive Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

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Pre-Clearance of All Trades by Category I Persons

To provide assistance in preventing inadvertent insider trading violations and avoiding the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major development), and also to comply with recent accelerated reporting requirements of insider transactions, the Company has implemented the following procedure:

All transactions in the Company’s securities (acquisitions, dispositions, transfers, etc.) by Category I persons listed in Annex A, together with their family members, must be pre-cleared by the Company’s Chief Executive Officer (or his written designee in his absence). If you contemplate a transaction, you should contact the Chief Executive Officer at least two business days in advance. The Chief Executive Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade after review of the legal considerations applicable to the proposed trade. Transactions of the foregoing type by the Company’s Chief Executive Officer must be cleared by either the Company’s Chairman of the Board or Chairman of the Audit Committee.

This requirement does not apply to stock option exercises, but does cover market sales of option stock.

Category I persons are also subject to the black-out periods described below.

Broker Interface Procedures

The new accelerated reporting of transactions, which apply to Category I persons, pursuant to the Sarbanes-Oxley Act of 2002 will require tight interface with brokers handling transactions for our executives. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations.

We will require that you and your broker sign the enclosed Broker Instruction/ Representation which imposes two requirements on the broker handling your transaction in company stock:

Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without:

(a)	first verifying with the Company that your transaction was pre-cleared

(b)	complying with the brokerage firm’s compliance procedures (e.g., Rule 144).

To report immediately to the company via:

(a)	telephone and

(b)	in writing (via e-mail or fax) the details of every transaction involving company stock, including gifts, transfers, pledges, and all 10b5-1 transactions.

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Please sign, and also have your broker sign, the enclosed Broker Instruction/ Representation Form and return it to us as soon as possible following your receipt of this Policy Statement so that we can work out with your broker a coordinated procedure for handling any of your trades in the Company’s stock.

Black-Out Periods for Category I and Category II Persons

1. Quarterly Black-out Periods. Unless made pursuant to a Preplanned Trading Program as permitted above, all transactions in the Company’s securities by Category I or Category II persons listed in Annex A can only be made outside of “black-out” periods. The standard black-out periods begin on the 15th day in the month before the end of a fiscal quarter or fiscal year and one business day after public release of quarterly or annual financial results for that fiscal period. Additional black-out periods also may be imposed by the Company on Category I or Category II persons or other employees to the extent necessary or desirable to comply with securities or other laws, and the Company will notify those persons in such an event.

2. Event-specific Black-out Periods. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, Securities and Exchange Commission filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market. The Company generally will not disclose the reason for additional black-out periods.

Category II persons are responsible for contacting the Chief Executive Officer named in Annex A to ascertain when a black-out period exists.

3. Hardship Exceptions. A person who is subject to a quarterly earnings black-out period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the black-out period. Hardship exceptions may be granted only by the Chief Executive Officer and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Chief Executive Officer concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific black-out period.

Transactions by Family Members

This Policy Statement also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Post-Termination Transactions

The Policy Statement continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

In all other respects, the procedures set forth in this memorandum will cease to apply to your transactions in Company securities upon the expiration of any “black-out period” that is applicable to your transactions at the time of your termination of service.

Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the Company’s Chief Financial Officer. However, the ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with you. Therefore, it is imperative that you use good judgment with respect to all your transactions in the Company’s securities.

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ANNEX A

TO STATEMENT OF POLICY ON SECURITIES TRADING

BY COMPANY PERSONNEL

Compliance Officer:John Caloz

A. Category I Persons

1.	All Executive Officers

Stephen Snowdy, President and Chief Executive Officer

John Caloz, Chief Financial Officer

2.	All Directors.

Louis J. Ignarro

Steven A. Kriegsman

Joel Caldwell

Jennifer Simpson

3.	Other persons with potential access to inside information, e.g., all persons reporting directly to CEO:

Cristina Newman, Acting Corporate Secretary

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B. Category II Persons

1. Key employees: Cristina Newman

2. Employees who are manager-level and above:

3. All employees located at Company’s principal executive office:

4. Other persons, if any:

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BROKER INSTRUCTION/REPRESENTATION FORM

The undersigned officer or director of CytRx Corporation and such person’s securities broker hereby acknowledge and agree to the following in order to comply with the accelerated two-day reporting requirements of the Sarbanes-Oxley Act of 2002:

1.	Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without:

	(a)	first verifying with the CytRx Corporation such transaction was pre-cleared, and

	(b)	complying with the brokerage firm’s compliance procedures (e.g., Rule 144).

2.	To report immediately to the CytRx Corporation via

(a)	telephone, and

(b)	in writing (via e-mail or fax) the details of every transaction involving company stock, including gifts, transfers, pledges, and all 10b5-1 transactions.

In witness whereof, each of the parties hereto has executed this agreement as of the dates indicated below.

OFFICER/DIRECTOR	SECURITIES BROKER

Signature:	Signature:
Print Name:	Print Name:
Title:
Firm:

Date:	Date:

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